Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-863-4193

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2016 FIRST QUARTER RESULTS AND

ANNOUNCES TICKER SYMBOL CHANGES TO MFIN AND MFINL

•	First quarter earnings of $6,848,000, or $0.28 per diluted common share

•	Managed assets were $1.698 billion, including $1.101 billion at Medallion Bank, both all-time highs

•	Net interest margin was 6.75% on a combined basis

•	All of the earnings came from outside of the taxi medallion lending industry

•	Consumer loans grew 32% from a year ago

•	Book value per share, or net asset value, increased to $11.46 at March 31, 2016

•	Quarterly distribution of $0.25 per share declared

•	Common stock ticker symbol change to MFIN, Five-year notes ticker symbol change to MFINL

NEW YORK, NY – May 10, 2016 - Medallion Financial Corp. (Nasdaq: TAXI) announced that earnings, or net increase in net assets resulting from operations, were $6,848,000 or $0.28 per diluted common share in the 2016 first quarter, down $220,000 from $7,068,000 or $0.29 per share in the 2015 first quarter, primarily reflecting lower net interest and noninterest income, partially offset by higher net realized/unrealized gains and lower operating expenses.

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Medallion Financial Announces 2016 First Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $6,161,000 in the 2016 first quarter, compared to $6,765,000 in the 2015 first quarter, a decrease of $604,000. Medallion Bank’s consumer lending portfolio grew 32% over the last year, all with a decrease in delinquencies from a year ago, and with loss rates remaining at low levels.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2016 first quarter results. While taxi medallion lending continues to have virtually zero losses, almost all of our earnings came from non-taxi related loan products, primarily from our consumer lending businesses, which were responsible for 80% of our earnings in 2015.”

Medallion Financial’s net interest margin was 4.33% in the 2016 first quarter, compared to 7.44% in the comparable 2015 period, a decrease of 42%, primarily reflecting lower levels of dividends from Medallion Bank and other controlled subsidiaries. On a combined basis with Medallion Bank, the net interest margin was 6.75% in the quarter, down 6% from 7.20% a year ago, primarily reflecting changes in the portfolio mix, where the home improvement loans yield 9.8% compared to 16.6% for the RV portfolio and 15.6% for the marine portfolio. Home improvement lending is now the fastest growing area of the company as the portfolio increased by over 50% in the last year. Both measures demonstrate the strong portfolio earning power of Medallion and the Bank.

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, solid credit performance by the portfolios, strong capital levels, and an experienced management team.”

“For Medallion Financial, loans 90 days or more past due were 8.0%, compared to 3.6% last quarter. On a combined basis with Medallion Bank, loans 90 days or more past due were 4.3%, compared to 2.2% last quarter. These rates are comparable to historical levels, such as during our first 10 years as a public company. The Company still experienced virtually no losses even at those levels, and we had virtually no losses on medallion loans during 2015 and the first quarter of 2016. The current loan to value of our combined taxi medallion portfolio was 82%, compared to 76% at year end. Additionally, we have personal guarantees on virtually all of these loans effectively making the loan to value significantly lower. Our net unrealized depreciation on the loan portfolios was 1.91%, compared to 1.43% at year end. Medallion Bank had aggregate loan loss reserves of 2.60%, compared to 2.35% last quarter, and yet, despite these increased reserves, earnings remained strong,” said Mr. Hall.

“Medallion Financial had realized losses of 0.13% in the 2016 quarter, compared to gains of 1.40% in the 2015 full year, and Medallion Bank had a net loss rate of 1.11% in 2016, compared to 1.06% in the 2015 full year. Additionally, Medallion Financial and Medallion Bank had no realized losses on medallion loans in 2016, compared to 0.04% and 0.0%, respectively, for the 2015 full year. These results continue to evidence the solid credit performance of our businesses.”

“Medallion’s debt to equity ratio was only 1.50 to 1, providing ample room for increasing our leverage and growing our businesses down the road. Additionally, we had over $30 million of cash on hand at quarter end and Medallion Bank continues to have the capacity to raise significant additional deposits. Also, subsequent to quarter end, Medallion Financial completed the sale of a retail notes offering raising over $32,500,000 of net proceeds of five year term, fixed rate debt,” said Mr. Hall.

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Medallion Financial Announces 2016 First Quarter Results p. 3

Medallion loans were $303,352,000 at quarter end, down $7,953,000 or 3% from $311,305,000 a year ago, representing 48% of the investment portfolio, compared to 60% a year ago, and were yielding 4.12% compared to 4.05% a year ago, reflecting our increasing rates as loans refinance. The decrease in outstandings primarily reflected increases in unrealized depreciation reflecting current market conditions, and relatively stable portfolio markets. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $655,092,000 at quarter end, down $42,005,000 or 6% from $697,097,000 a year ago, reflecting the above and portfolio decreases in the New York and Chicago markets, reflecting management’s decision to cull weaker and less profitable borrowers from the portfolio.

The commercial loan portfolio was $82,719,000 at quarter end, compared to $73,559,000 a year ago, an increase of $9,160,000 or 12%, and represented 13% of the investment portfolio compared to 14% a year ago. The increase primarily reflected growth in the high-yield mezzanine portfolio. Commercial loans yielded 12.92% at quarter end, up 5% from 12.30% a year ago, reflecting the change in portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $122,835,000 at quarter end, up $9,084,000 or 8% from $113,751,000 a year ago, primarily reflecting the changes described above.

Investments in Medallion Bank and other controlled subsidiaries were $168,227,000 at quarter end, up $39,369,000 or 31% from $128,858,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, portfolio sales, and net appreciation. Such investments represented 27% of the investment portfolio, compared to 25% a year ago, and yielded 10.97% at quarter end, compared to 13.39% a year ago, primarily reflecting the dividends from Medallion Bank.

Medallion Bank’s consumer loan portfolio increased by $156,468,000 or 32% to $645,637,000 at quarter end from $489,169,000 a year ago, and represented 42% of the managed loan portfolio, compared with 37% a year ago. The consumer loan portfolio yielded 13.99% compared to 14.58% a year ago, primarily reflecting changes in the portfolio mix to loans with higher credit scores including our home improvement lending division where average FICO scores exceed 760. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios.

Overall total managed assets increased $197,000,000 or 13% to $1,698,000,000 at quarter end, up from $1,501,000,000 a year ago and the Company’s book value per share, or net asset value, increased from $11.16 a year ago to $11.46 at March 31, 2016. This increase is primarily a result of the ability of Medallion Bank to retain earnings in addition to providing a steady dividend source to its parent company, Medallion Financial.

Medallion Financial also announced a distribution of $0.25 per share for the 2016 first quarter. This brings the total distributions declared over the last four quarters to $1.00, and equates to a yield of over 13% based on the closing price of the Company’s stock on May 9, 2016. The current distribution will be paid on May 26, 2016 to shareholders of record on May 18, 2016. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $261,000,000 or $14.56 per share in distributions.

Medallion Financial announced that the Company’s common stock and notes will commence trading on the Nasdaq Global Select Market under the new ticker symbols MFIN and MFINL at the start of trading on May 11, 2016. Mr. Murstein stated, “We are pleased to begin trading under the new MFIN and MFINL ticker symbols. When we went public twenty years ago almost all of our earnings came from our taxi related loan products. Today nearly all of our earnings come from our other loan products, primarily from our consumer lending businesses. The new ticker symbols more accurately reflect who we are and our focus on the future.”

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Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2016	2015
Total investment income	$8,986	$11,831
Total interest expense	2,531	2,212

Net interest income	6,455	9,619

Total noninterest income	40	56

Salaries and benefits	3,109	3,343
Professional fees	435	412
Occupancy expense	203	230
Other operating expenses	709	786

Total operating expenses	4,456	4,771

Net investment income before income taxes	2,039	4,904
Income tax (provision) benefit	—	—

Net investment income after income taxes	2,039	4,904

Net realized gains (losses) on investments	(188)	7,899

Net change in unrealized depreciation on investments	(3,471)	(3,309)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	8,468	(2,426)

Net unrealized appreciation (depreciation) on investments	4,997	(5,735)

Net realized/unrealized gains on investments	4,809	2,164

Net increase in net assets resulting from operations	$6,848	$7,068

Net investment income after income taxes per common share
Basic	$0.08	$0.20
Diluted	0.08	0.20

Net increase in net assets resulting from operations per common share
Basic	$0.28	$0.29
Diluted	0.28	0.29

Distributions declared per share	$0.25	$0.25

Weighted average common shares outstanding
Basic	24,175,554	24,446,419
Diluted	24,231,344	24,542,727

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015
Assets
Medallion loans, at fair value	$303,352	$308,408
Commercial loans, at fair value	82,719	81,895
Investment in Medallion Bank and other controlled subsidiaries, at fair value	168,227	159,913
Equity investments, at fair value	7,163	6,859
Investment securities, at fair value	69,541	49,884

Net investments	631,002	606,959
Cash and cash equivalents	30,685	30,912
Accrued interest receivable	945	1,003
Fixed assets, net	159	198
Investments other than securities	36,297	37,882
Goodwill, net	5,099	5,099
Other assets, net	3,951	6,997

Total assets	$708,138	$689,050

Liabilities
Accounts payable and accrued expenses	$9,413	$5,120
Accrued interest payable	971	1,302
Funds borrowed	418,681	404,540

Total liabilities	429,065	410,962

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	279,073	278,088

Total liabilities and shareholders’ equity	$708,138	$689,050

Number of common shares outstanding	24,348,579	24,346,693
Net asset value per share	$11.46	$11.42

Total managed loans	$1,423,563	$1,410,213
Total managed assets	1,697,248	1,654,658